Exhibit 10.13
ZipRealty Inc. Management Incentive Plan — Fiscal Year 2006
General Purpose: This ZipRealty Inc. (“Company”) Management Incentive Plan — Fiscal Year 2006 (this “Plan”) is designed to motivate the Company’s Management (defined below) to achieve the Company’s financial and operational goals for Fiscal Year 2006, as well as to retain such persons in the employ of the Company.
Duration: This Plan will be in effect for the Company’s fiscal year ending December 31, 2006 (“Fiscal Year 2006”), meaning that the performance period determining whether bonuses will be paid upon satisfaction of performance objectives is Fiscal Year 2006 (thought such payments, if earned, will be made following the end of this Fiscal Year as set forth below).
Plan Administrator: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) shall administer this Plan with respect to participating persons who are executive officers of the Company, and the Company’s President and Chief Executive Officer, in consultation with the Committee, shall administer this Plan with respect to other participants (as applicable, the “Administrator”).
Eligible Persons: For the purposes of this Plan, “Management” includes all employees of the Company holding the position of Vice President or higher, and all headquarters-based Directors and Managers, in each case, and as a condition to such each such person earning and becoming entitled to any bonus payment hereunder, provided that such person is employed by the Company both (i) on December 31, 2006, and (ii) on the date following the end of Fiscal Year 2006 on which the Plan Administrator completes its review of Fiscal Year 2006 performance and approves the payment of bonuses under this Plan. “Management” specifically excludes all District Directors, District Managers and all other employees not specifically identified above in this paragraph.
Proration: In the sole discretion of the Administrator, an incentive bonus may be paid under this Plan on a pro-rated basis for any member of Management who became eligible to participate in the Plan after the beginning of Fiscal Year 2006.
Incentive Pool Requirement: The Committee will establish an incentive pool of funds available for payout under this Plan only if the Company achieves both (i) the minimum revenue threshold, as determined by the Committee on adoption of this Plan, and (ii) a minimum of 85% of Target. “Target” for this purpose means:
•	The Company’s targeted net operating income before taxes less certain one-time, extraordinary charges (such as, without limitation, charges related to litigation or restructuring matters) for Fiscal Year 2006, as determined by the Committee on adoption of this Plan. The determination of any extraordinary charges referred to in the preceding sentence shall be determined in the sole discretion by the Board or the Committee. The net operating income factor shall be weighted at 25% in calculating the amount of bonuses to be paid hereunder (but subject to adjustment as set forth in the second bullet point below).
•	Specified other corporate performance objectives relating to revenue and certain other strategic initiatives as established by the Administrator. The separate components of these other corporate performance objectives shall be equally weighted in determining the value for this “other corporate performance objectives” factor, which shall in the aggregate be weighted at 25% of the amount of bonuses to be paid hereunder (but subject to adjustment as set forth in the following bullet point).
•	Such individual performance objectives (meaning, objectives determined based upon an individual participant’s own performance) as shall be determined with respect to any participant by the Administrator. This “individual performance objectives” factor shall generally be weighted at 50% of the amount of bonuses to be paid hereunder.
     Incentive Eligibility: Subject to the terms and conditions of this Plan, members of Management will be eligible to receive payment of a bonus amount (the “Target Incentive Amount”), determined as a percentage of such individual’s annual base salary at December 31, 2006 (“Base Salary”), upon the Company’s 100% achievement of Target:

Position	Target Incentive Amount at 100% Achievement of Target
(“Target Incentive Percentage”)
President and CEO	50% of Base Salary
Executive Vice President	25% of Base Salary
Senior Vice President	25% of Base Salary
Vice President	25% of Base Salary
HQ Directors	10% of Base Salary
HQ Managers	5% of Base Salary

Reduction in Target Incentive Amount for less than 100% Achievement of Target: If the Company achieves a performance level for Fiscal Year 2006 of at least 85% but less than 100% of Target, a participant’s Target Incentive Amount shall be reduced as follows:

Percentage of Target Achieved	“Adjusted Incentive Amount"
At least 85% but less than 90%	81.25% of Target Incentive Percentage
At least 90% but less than 95%	87.5% of Target Incentive Percentage
At least 95% but less than 100%	93.75% of Target Incentive Percentage

No payment hereunder shall be made for Target achievement at less than 85% and all participants’ Incentive Amounts hereunder shall in such case be $0. Likewise, no payment hereunder shall be made if the minimum revenue threshold is not met.
Increase in Target Incentive Amount for greater than 100% Achievement of Target. If the Company achieves a performance level for Fiscal Year 2006 that exceeds 100% of Target, then the Administrator shall have discretion (but not the obligation) to increase a participant’s Target Incentive Amount as follows:

Percentage of Target Achieved	“Adjusted Incentive Amount"
More than 105% but less than 110%	106.25% of Target Incentive Percentage
More than 110% but less than 115%	112.5% of Target Incentive Percentage
More than 115% but less than 120%	118.75% of Target Incentive Percentage
More than 120%	125% of Target Incentive Percentage

Performance achievement for Fiscal Year 2006 above 100% but less than 105% will result in a Target Incentive Amount equal to the Target Incentive Percentage (as set forth in the first table above).
Performance Adjustment: In addition to the adjustments reflected in the preceding two tables, the Administrator will have the discretion to adjust any individual participant’s Target or Adjusted Incentive Amount as a result of corporate or individual performance results for Fiscal Year 2006 by reducing or increasing such amount otherwise determined as set forth in the above tables by up to 10%.

Calculation and Approval. An individual’s Target or Adjusted Incentive Amount, as determined in the manner set forth above, is that individual participant’s “Actual Incentive” with respect to Fiscal Year 2006. All calculations of each participant’s Actual Incentive must be approved by the Administrator with respect to such participant and the total amount of the aggregate incentive pool to be paid hereunder to all participants must be approved by the Committee after such consultation with the Board as it deems appropriate.
Payouts: All amounts, if any, to be paid out hereunder shall be paid by March 14, 2007, following determination by the Committee that there shall be a pool from which to make such payments with respect to Fiscal Year 2006.
Future Incentive Periods: This Plan is in effect only with respect to Fiscal Year 2006. Nothing in this Plan provides for or implies the establishment or payment of any bonuses with respect to future periods.
Merger or Acquisition: The Board of Directors may modify this Plan, including terminate it without making payments hereunder, with respect to Fiscal Year 2006 in its sole discretion in the event of a merger or acquisition of the Company.
Administration: The Committee has sole and exclusive discretionary authority to interpret this Plan and adopt such rules and regulations for carrying out this Plan as it deems necessary and appropriate. Decisions by the Committee are final and binding on all parties to the maximum extent allowed by law.
Employment is Terminable At Will: Nothing in this Plan will interfere with or limit in any way the right of the Company or the right of any individual to terminate the employment relationship at any time, with or without cause.
General Terms and Conditions: Amounts to be paid under this Plan will be paid from the general funds of the Company. Nothing in this Plan will be construed to create a trust or establish any evidence of any individual’s claim of any right to payment other than as an unsecured general creditor of the Company. All payments will be made in the currency in which the individual is regularly paid and will be subject to the satisfaction of applicable federal, state, local or similar income withholding requirements and to any employment tax withholding requirements. The Company shall withhold all applicable amounts required by law from any payments hereunder.
Governing Law; Severability: This Plan will be construed, administered and governed in all respects in accordance with the internal laws of the State of California. In the event that any provision of this Plan is held illegal or invalid for any reason, such holding will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if the illegal and invalid provision had not been included.
Entire Agreement. This Plan, and any resolutions of the Compensation Committee amending the Plan, is the entire understanding between the Company and any participant regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary or affiliate, or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.